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EXHIBIT 10(f)


                   USX CORPORATION SUPPLEMENTAL THRIFT PROGRAM

                             Effective April 1, 1983
                           As amended January 1, 1999

1.  PURPOSE
The purpose of this program is to compensate individuals for the loss of Company matching contributions under the USX Corporation Savings Fund Plan for Salaried Employees ("Savings Plan") that occurs due to certain limits established under the Internal Revenue Code ("Code") or that are required under the Code. The term "Corporation" shall mean USX Corporation and any other company that is a participating employer in the Savings Plan.

2.  ELIGIBILITY
Except as otherwise provided herein, an individual is a "Member" of the USX Corporation Supplemental Thrift Program (the "Program") if he or she is an employee of the Corporation who is eligible to participate in the Savings Plan and either (a) is a member of the Executive Management Group, or (b) is not permitted to make contributions to the Savings Plan at least equal to the maximum rate of matching Company contributions applicable to his service because of the limitations of the Code.

3.  AMOUNT OF BENEFITS
With respect to a month in which a Member's (a) ability to save on both a pre-tax and after-tax basis under the Savings Plan at a rate at least equal to the maximum rate of matching Company contributions applicable to his service is restricted by law (including the limitations under Code sections 401(a)(17), 401(k), 402(g), and 415), or (b) ability to save on an after-tax basis under the Savings Plan at a rate at least equal to the maximum rate of matching Company contributions applicable to his service is restricted by Code section 401(m), the full matching Company contributions which would otherwise have been deposited into the Savings Plan on behalf of the Member will be credited for such month to the Member's account under the Program (regardless of the Member's rate of savings under the Savings Plan).

With respect to a Member who is a member of the Executive Management Group and who so elects, as of the start of the next calendar year, the full matching Company contributions which would otherwise have been deposited into the Savings Plan on behalf of the Member will be credited to such Member's account under the Program (regardless of the Member's rate of savings under the Savings Plan).

The amount credited to a Member's account in the Program (book entry only) will be credited in the same manner as if the amount had been deposited in the Savings Plan for investment in Corporation stock. For purposes of this Program, Corporation stock shall mean, with respect to Members who are employed in the steel and diversified businesses of the Corporation, USX-U.S. Steel Group Common Stock ("Steel Stock"). For all other Members, Corporation stock shall mean a combination of USX-Marathon Group Common Stock ("Marathon Stock") and Steel Stock having the same ratio to each other as the ratio of the Market Capitalization of the Marathon Stock to the Market Capitalization of the Steel Stock as of the last day of the month preceding the date on which such amounts are credited to the Member's account. "Market Capitalization" shall mean, on any day, the product of the total number of shares of Marathon Stock or Steel Stock, as the case may be, outstanding on such day, times the closing market price on the New York Stock Exchange of a share of Marathon Stock or Steel Stock, as the case may be, on such day.

Except as otherwise provided, the rules under the Savings Plan for eligibility, Corporation stock values, share determination, beneficiary designation, and vesting will be applicable under this Program.

4.   FORM OF BENEFIT
A Member shall receive a lump sum distribution of the benefits payable under this Program upon the Member's (a) termination of employment with five or more years of continuous service, (b) termination of employment prior to attaining five years of continuous service with the consent of the Corporation, or (c) pre-retirement death. Benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Member's Employing Company.


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EXHIBIT 10(f) (CONTD.)


In the event a Member dies prior to retirement (or after retirement but prior to receiving the benefits credited to his account under the Program), the benefits will be paid to the Member's surviving spouse (or to the Member's estate, if there is no surviving spouse) in the form of a lump sum distribution.

5.   SUPPLEMENTAL TAX BENEFIT
The benefits payable under the Program will be increased, where applicable, by a supplemental tax benefit for those Members who are eligible for favorable tax treatment (5/10-year forward averaging and/or capital gain treatment) with respect to a distribution from a tax-qualified plan, except in the case of a Member who terminates employment prior to age 60 without the consent of the Corporation. The supplemental tax benefit is the amount necessary to provide the net after-tax distribution from the Program (based on the maximum individual tax rate in effect at the date of distribution) which would have been realized had the value of the matching Company contributions credited to the Member's account in the Program been included with the Member's account under the Savings Plan and the total combined value been distributed in cash. In determining the supplemental tax benefit, any favorable tax treatment the Member would be entitled to receive will be based solely on the total combined distribution from the Savings Plan, while the effects, if any, of the additional early distribution tax or the excise tax on excess distributions from the Savings Plan will be disregarded.

6.   GENERAL PROVISIONS
   a.   ADMINISTRATION
       The Vice President-Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.

   b.   AMENDMENT OR TERMINATION OF PROGRAM
       The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the benefits accrued hereunder prior to the effective date of such amendment or termination. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the USX Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of USX Corporation and the corporation law of the state of Delaware.

   c.   NO GUARANTEE OF EMPLOYMENT
       Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

   d.   NONALIENATION
       No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

   e.   NO REQUIREMENT TO FUND
       Benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

   f.   CONTROLLING LAW
       To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.


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EXHIBIT 10(f) (CONTD.)



   g.   SEVERABILITY
       If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.


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